Exhibit 99.1

                                                  NEWS RELEASE
                                                  FOR IMMEDIATE RELEASE

Contact: Tom Stienessen, President/CEO            (OTC Bulletin Board:  "NSBK")
         Northern Star Financial, Inc.
         (507) 387-2285

NORTHERN STAR FINANCIAL, INC. TO FILE REGISTRATION STATEMENT

Minneapolis, Minnesota: November 15, 1999. Northern Star Financial, Inc. (OTC Bulletin Board "NSBK") announced today that it intends to file a registration statement with the Securities and Exchange Commission with respect to a public offering of its common stock. Northern Star has entered into a letter of intent with a securities firm who will, on a best-efforts basis, assist Northern Star in selling its common stock to the public. The offering is expected to commence in January 2000. Northern intends to raise a minimum of $5.0 million and a maximum of $10.0 million. The price of the common stock will be determined immediately prior to commencement of the offering. The offering is subject to certain conditions and no binding agreement has been entered into.

Tom Stienessen, President and Chief Executive Officer, said, "The proceeds from the offering will be used to fund internal growth at the Company's banking subsidiary, Northern Star Bank as well as for the growth and development of First Federal Savings Bank. In addition, it is intended that the funds will be used for general corporate purposes which may include possible future acquisitions." The Company previously announced plans to acquire First Federal Savings Bank of Morris, Minnesota with branch offices at Benson and Brekenridge, Minnesota and includes a new branch office located at Big Lake, Minnesota. Big Lake is a northwestern Minneapolis area suburb. That transaction is awaiting regulatory approval and is expected to be completed by June 30, 2000.

Northern Star Financial, Inc., as holding company for Northern Star Bank, is engaged in commercial and consumer banking, real estate and other related areas of commerce, such as the making and servicing of residential mortgages through Homeland Mortgage Company.

Northern Star Financial, Inc. common stock is quoted on the OTC Bulletin Board under the symbol "NSBK."

This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. The offering will be made only by means of a prospectus following the filing of a registration statement under the Securities Act of 1933, as amended.


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